Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on (Form F-3) and related Prospectus of Teekay Tankers Ltd. for the registration of a maximum aggregate offering of $400,000,000 of Class A common stock, par value $0.01 per share, and to the incorporation by reference therein of our report dated June 5, 2009 with respect to the combined carve-out statements of income (loss), changes in owner’s equity, and cash flows for the periods from June 1, 2007 to July 31, 2007 (Successor), January 1, 2007 to May 31, 2007 (Predecessor) and the year ended December 31, 2006 (Predecessor) of Adair Shipping L.L.C. and Delaware Shipping L.L.C. included in Teekay Tankers Ltd.’s 2008 Annual Report (Form 20-F), filed with the Securities and Exchange Commission.

Vancouver, Canada, June 5, 2009	/s/ Ernst & Young LLP Chartered Accountants